Exhibit 10.7

[Letterhead of The Coca-Cola Company]

COCA-COLA PLAZA
ATLANTA, GEORGIA

JAMES R. QUINCEY	ADDRESS REPLY TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER	PO BOX 1734
THE COCA-COLA COMPANY	ATLANTA, GA 30301
____________
+1-404 676-9980
FAX: +1-404 676-9980

June 5, 2017

Mr. Francisco Xavier Crespo Benitez
Mexico City, Mexico

Dear Francisco,

This letter amends and restates our letter dated March 22, 2017.

We are delighted to confirm your new position as Chief Growth Officer, Job Grade 21, with an effective date of May 1, 2017. You will report to me. The information contained in this letter provides details of your new position.

•	Your principal place of assignment will be Atlanta, Georgia. Your employer in Atlanta will be The Coca-Cola Company.

•	Your annual base salary for your new position will be $550,000.

•
You will continue to be eligible to participate in the annual Performance Incentive Plan. The target annual incentive for a Job Grade 21 is 100% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

•
You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to two times your base salary. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will continue to be eligible for the Company’s Financial Planning program which provides reimbursement of certain financial planning services, up to $10,000 at Job Grade 21 annually, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•
In addition to the standard relocation allowances pursuant to the Company’s policy, the Company will provide housing expenses, utility expenses, a car and driver, bank fee reimbursement, an environmental allowance, assignee choice points and home leave costs in Mexico through July 31, 2017, to the extent that the value of these benefits does not exceed $55,000. Should any of these expenses be paid through reimbursement to you, the reimbursement amount will be grossed up for taxes.

•
If you have not done so already, you are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information (enclosed).

•	This letter is provided as information and does not constitute an employment contract.

Francisco, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James R. Quincey
James R. Quincey

c:    Executive Compensation
GBS Executive Services
Global Mobility

I, Francisco Xavier Crespo Benitez, accept this offer:

Signature:     /s/ Francisco Xavier Crespo Benitez

Date:         June 12, 2017